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                                                                EXHIBIT 10.2



                      AMENDMENT TO THE BANCORPSOUTH, INC.
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

         THIS AMENDMENT to the BancorpSouth, Inc. Executive Performance Incentive Plan (the "Plan") is hereby adopted by BancorpSouth, Inc. (the "Company").

                                    RECITALS:

         WHEREAS, the Company established the Plan to provide meaningful economic incentives to key employees and align the economic interests of those key employees with the economic interests of the shareholders of the Company;

         WHEREAS, the Plan was approved by the shareholders of the Company on April 28, 2004;

         WHEREAS, the Company intends that all compensation payable and awards granted under the Plan qualify as "performance-based compensation" described in section 162(m)(4)(C) of the Internal Revenue Code; and

         WHEREAS, the Company desires to amend the Plan to permit awards of certain stock incentives through the Company's 1994 Stock Incentive Plan;

         NOW, THEREFORE, the Plan is amended as follows effective January 1, 2005:

I.       SECTION 1.1 IS RESTATED AS FOLLOWS:

         1.1 Award. An incentive compensation award issued hereunder to a Participant that is subject to and dependent upon the attainment of one or more performance goals. Payments under Awards will be made in the form of cash or common stock of the Company, and may be provided in fulfillment of cash bonus or stock incentive obligations that are payable under an employment agreement between a Participant and the Company. Awards that are paid in the common stock of the Company shall be made under the BancorpSouth, Inc. 1994 Stock Incentive Plan and shall be subject to the terms and conditions of such plan, including the annual limits on grants contained therein.

II.      PARAGRAPH (A) OF ARTICLE II IS RESTATED AS FOLLOWS:

         (a) Select Participants who may receive Awards, and grant Awards pursuant to the terms hereof;

III.     SECTION 3.2 IS RESTATED AS FOLLOWS:

         3.2 Form of Payment. An Award shall be paid to a Participant in the form of cash or, for Awards made pursuant to the BancorpSouth, Inc. 1994 Stock Incentive Plan, common stock of the Company. The amount of cash or stock shall be stated as a fixed amount or as an objective formula for computing the amount of compensation payable if the performance goal is obtained. A formula for computing cash

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         or stock compensation may be expressed as a percentage of base compensation payable to a Participant or on any other basis that yields a determinable amount of compensation. The maximum amount of cash compensation that is payable under all Awards made to a Participant during a calendar year is $4,000,000. The maximum number of shares of common stock of the Company that may be issued pursuant to an Award shall be determined pursuant to the terms of the BancorpSouth, Inc. 1994 Stock Incentive Plan.

IV.      SECTION 4.2 IS RESTATED AS FOLLOWS:

         4.2 Time of Payment. Except as provided in Section 4.5, cash or stock compensation amounts that become payable under an Award after attainment of performance goals shall be paid as soon as practicable (as determined by the Committee) following the close of the Performance Period (the "Payment Date").

         IN WITNESS WHEREOF, this Amendment is hereby executed by the undersigned officer of the Company on April 27, 2005, but effective on the date stated herein.


                                                  BANCORPSOUTH, INC.



                                            By:   /s/ AUBREY B. PATTERSON
                                                  ------------------------------

                                            Its:  CHAIRMAN OF THE BOARD,
                                                  CHIEF EXECUTIVE OFFICER
                                                  -----------------------------